Exhibit 3.1
BCS/CD-515(Rev. 08/10)

MICHIGAN DEPARTMENT OF ENERGY, LABOR & ECONOMIC GROWTH BUREAU OF COMMERCIAL SERVICES
Date Received MAR 23 2011			FILED MAR 23 2011
This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

Name Aastrom Biosciences, Inc.			Administrator
Address Domino’s Farms, Lobby K, 24 Frank Lloyd Wright Drive			BUREAU OF COMMERCIAL SERVICES
City Ann Arbor	State Michigan	ZIP Code 48105	EFFECTIVE DATE:
Document will be returned to the name and address you enter above. If left blank, document will be returned to the registered office.
CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION
For use by Domestic Profit and Nonprofit Corporations
(Please read information and instructions on the last page)
Pursuant to the provisions of Act 284, Public Acts of 1972, (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1.	The present name of the corporation is:

Aastrom Biosciences, Inc.

2.	The identification number assigned by the Bureau is: 529-456

3.	Article III of the Articles of Incorporation is hereby amended to read as follows:
The total authorized shares:
Common Shares 150,000,000
Preferred Shares 5,000,000
A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

See Rider attached hereto and made a part hereof.
Effective at 9:00 a.m. EST, on February 18, 2010, every eight outstanding shares of Common Stock will be combined into and automatically become one share of outstanding Common Stock of the Corporation. The Corporation will not issue fractional shares on account of the foregoing reverse stock split; all shares that are held by a shareholder as of the effective date hereof shall be aggregated and each fractional share resulting from the reverse stock split after giving effect to such aggregation shall be cancelled. In lieu of any interest in a fractional share to which a shareholder would otherwise be entitled as a result of such reverse stock split, such shareholder will be paid a cash amount for such fractional shares equal to the product obtained by multiplying (a) the fraction to which the shareholder would otherwise be entitled by (b) the per share closing price of the Corporation’s Common Stock on the trading day immediately prior to the effective time of the Reverse Stock Split, as such price is reported on the NASDAQ Capital Market.

  COMPLETE ONLY ONE OF THE FOLLOWING:

4.  Profit or Nonprofit Corporations: For amendments adopted by unanimous consent of incorporators before the first meeting of the board of directors or trustees.
The foregoing amendment to the Articles of Incorporation was duly adopted on the ______________ day of
______________ , __________ , in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees.
Signed this __________ day of ______________ , __________

(Signature)	(Signature)

(Type or Print Name)	(Type or Print Name)

(Signature)	(Signature)

(Type or Print Name)	(Type or Print Name)

5.  Profit Corporation Only: Shareholder or Board Approval
The foregoing amendment to the Articles of Incorporation proposed by the board was duly adopted on the
               21st                day of                March                 ,           2011           , by the: (check one of the following)
☒	shareholders at a meeting in accordance with Section 611(3) of the Act.

☐	written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.)

☐	written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act.

☐	board of a profit corporation pursuant to section 611(2) of the Act.

Profit Corporations and Professional Service Corporations
Signed this 22 day of           March           ,           2011

By	/s/ Timothy Mayleben

(Signature of an authorized officer or agent)

Timothy Mayleben, President & CEO

(Type or Print Name)

RIDER TO ARTICLE III
PART A: COMMON STOCK
        Section 1. Voting Rights. One Vote Per Share. The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the holders of shares of Common Stock of the Corporation.
        Section 2. Liquidation Rights. Subject to preferences applicable to any outstanding shares of Preferred Stock, all distributions made or funds paid to the holders of Common Stock upon the occurrence of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation shall be made on the basis of the number of shares of Common Stock held by each of them. A consolidation or merger of the Corporation with or into another corporation or entity shall be regarded as a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2 unless such consolidation or merger is not intended to effect a change in the ownership or control of the Corporation or of its assets and is not intended to alter materially the business or assets of the Corporation, including, by way of example and without limiting the generally of the foregoing: (i) a consolidation or merger which merely changes the identity, form or place of organization of the Corporation, or which is between or among the Corporation and any of its direct or indirect subsidiaries, or (ii) following such merger or consolidation, shareholders of the Corporation immediately prior to such event own not less than 51% of the voting power of such corporation immediately after such merger or consolidation on a pro rata basis.
        Section 3. Dividends. Dividends may be paid on the Common Stock as and when declared by the Board of Directors, subject to preferences applicable to any outstanding shares of Preferred Stock.
PART B. PREFERRED STOCK
        The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized, within the limitations and restrictions stated in these Restated Articles of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.